May 10, 2010

Press Release

Source:

Farmers National Banc Corp.
Frank L. Paden, President
20 South Broad Street P.O. Box 555
Canfield, OH 44406
330.533.3341
330.533.0451 (FAX)
Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REVISES 2010 FIRST QUARTER EARNINGS

CANFIELD, Ohio (April 26, 2010) – Farmers National Banc Corp. (OTC BB: FMNB), today announced a revision to its previously announced first quarter earnings as described below. The revision is the result of an increase in the provision for loan loss of $338 thousand. Net income for the quarter ended March 31, 2010 is $847 thousand or $.06 per diluted share compared to $945 thousand or $.07 per diluted share for the preceding quarter. Net income for the quarter ended March 31, 2009 was $1.684 million, or $0.13 per diluted share.

The Company revised its first quarter provision for loan loss to $2.778 million from the previously announced $2.440 million. The increase is the result of recently obtained information regarding one loan relationship. After management reviewed the new information regarding the loan that was previously identified as impaired, they determined that it was prudent to increase the specific reserve and increase the loan loss provision accordingly. The additional provision for loan loss correspondingly increased the allowance for loan losses to $8.22 million or 1.35% of loans at March 31, 2010. Additional key ratios are as follows at March 31, 2010:

		As Originally
	As Revised	Reported
Allowance for Loan Losses to Total Loans	1.35%	1.29%
Non-performing Loans to Total Loans	1.76	1.76
Annualized Net Charge-Offs to Average Net Loans Outstanding	1.32	1.32
Allowance to Nonperforming Loans	76.54	73.39
Nonperforming Assets to Total Assets	1.04	1.04

Revised financial statements are available as part of Farmers National Banc Corp.’s Form 10-Q filing on May 10, 2010, with the Securities and Exchange Commission, which can be accessed at http://www.sec.gov/edgar/searchedgar/companysearch.html or on the company’s website at www.fnbcanfield.com.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield, Farmers National Insurance, LLC and Farmers Trust Company. Farmers’ operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Company and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties. Forward-looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.